Exhibit 99.1

MIDDLESEX WATER REPORTS

SECOND QUARTER 2022 EARNINGS

Iselin, NJ, (July 29, 2022) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported second quarter financial results.

Second Quarter 2022 Results

Quarterly consolidated operating revenues increased $3.0 million to $39.7 million compared to the same period in 2021. Revenues in our Middlesex System in New Jersey increased $4.4 million primarily due to the January 1, 2022 New Jersey Board of Public Utilities (the “NJBPU”) approved base rate increase. In our Delaware system, revenues decreased $0.1 million due to lower new customer connection fees. The sale of our regulated Delaware wastewater subsidiary in January 2022 reduced revenues by $0.7 million.

Operation and maintenance expenses for the second quarter of 2022 increased $1.6 million from the same period in 2021. The increase was primarily driven by higher weather related main break activity in our Middlesex system, increased labor costs and increased production costs due to weather-driven changes in water quality and higher chemical costs.

Income Taxes for the second quarter of 2022 increased $2.4 million from the same period in 2021 primarily due to the expiration of income tax benefits associated with the adoption of Internal Revenue Service (“IRS”) tangible property regulations. Middlesex was required by the NJBPU to account for the benefit of adopting these regulations over 48 months beginning in 2018.

Net income for the quarter ended June 30, 2022 decreased $2.1 million to $8.9 million, compared to the same period in 2021. Diluted earnings per share were $0.50 and $0.62 for the three months ended June 30, 2022 and 2021, respectively.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Our teams continue to work to deliver shareholder value through prudent capital investments in infrastructure and upgrades to our treatment and distribution systems. In June we successfully began treating ground water for PFAS compounds. In addition to producing water that meets all state and federal standards, we’re focused on ensuring sufficient supplies to meet customer demands during the current lingering hot and dry temperatures,” added Mr. Doll.

Six Month Results

Consolidated operating revenues for the six months ended June 30, 2022 were $75.9 million, an increase of $6.6 million from the same period in 2021. Revenues in our Middlesex System increased $8.1 million primarily due to the January 1, 2022 NJBPU approved base rate increase. In our Delaware system, revenues increased $0.6 million due to customer growth and a one-time customer credit issued in the first quarter of 2021, partially offset by decreased customer water demand and lower new customer connection fees. Also impacting six month results was the sale of our regulated Delaware wastewater subsidiary, which reduced revenues by $1.3 million.

Operation and maintenance expenses for the six months ended June 30, 2022 increased $2.4 million from the same period in 2021 due to higher weather-related main break activity, increased labor costs and increased production costs due to weather-driven changes in water quality and higher chemical costs.

Middlesex recognized a $5.2 million pre-tax gain on the sale of its regulated wastewater subsidiary in January 2022.

Income taxes for the six months ended June 30, 2022 increased by $3.7 million from the same period in 2021, primarily due to income taxes on the gain on the sale of our regulated Delaware wastewater subsidiary, higher pre-tax operating income and the expiration of income tax benefits associated with the adoption of IRS tangible property regulations.

For the six months ended June 30, 2022, diluted earnings per share were $1.18 as compared to $1.01 for the same period in 2021.

Board Declares Dividend

As previously announced earlier this month, our Board of Directors declared a quarterly cash dividend of $0.29 per common share payable on September 1, 2022 to shareholders of record as of August 12, 2022. Middlesex has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 49 consecutive years. Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) can be found in the Investors section at https://www.middlesexwater.com

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

 (In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Operating Revenues	$39,683	$36,701	$75,879	$69,242

Operating Expenses:
Operations and Maintenance	19,557	17,959	38,695	36,315
Depreciation	5,670	5,187	11,292	10,019
Other Taxes	4,368	3,741	8,512	7,460

Total Operating Expenses	29,595	26,887	58,499	53,794

Gain on Sale of Subsidiary	—	—	5,232	—

Operating Income	10,088	9,814	22,612	15,448

Other Income (Expense):
Allowance for Funds Used During Construction	548	768	926	2,031
Other Income (Expense), net	1,396	790	2,773	1,564

Total Other Income, net	1,944	1,558	3,699	3,595

Interest Charges	2,369	2,070	4,219	3,808

Income before Income Taxes	9,663	9,302	22,092	15,235

Income Taxes	795	(1,621)	1,124	(2,593)

Net Income	8,868	10,923	20,968	17,828

Preferred Stock Dividend Requirements	30	30	60	60

Earnings Applicable to Common Stock	$8,838	$10,893	$20,908	$17,768

Earnings per share of Common Stock:
Basic	$0.50	$0.62	$1.19	$1.02
Diluted	$0.50	$0.62	$1.18	$1.01

Average Number of
Common Shares Outstanding :
Basic	17,583	17,488	17,560	17,482
Diluted	17,698	17,603	17,675	17,597